Exhibit 3.21

For Ministry Use Only Ministry of Consumer and Commercial Relations CERTIFICATE This is to certify that these articles are effective on JUNE 28, 2000 Director Business Corporations Act	Ontario Corporation Number 1426835
Form 1 Business Corporations Act
ARTICLES OF INCORPORATION

1.     The name of the corporation is:

        1426835 ONTARIO INC.

2.     The address of the registered office is:

Suite 3800, South Tower, Royal Bank Plaza
(Street & Number, or R.R. Number & if Multi-Office Building give Room No.)

Toronto, Ontario		M5J2J7
(Name of Municipality or Post Office)		(Postal Code)

3.     Number (or minimum and maximum number) of directors is:

Minimum of 1 and maximum of 10

4.     The first director(s) is/are:

First name, initials and surname	Address for service, giving Street & No. or R.R. No., Municipality and Postal Code	Resident Canadian State Yes or No
David H. Stewart	Suite 3800, South Tower Royal Bank Plaza Toronto, Ontario, M5J 2J7	Yes

5.     Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.

None.

6.     The classes and any maximum number of shares that the corporation is authorized to issue:

common shares in an unlimited number.

7.     Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:

N/A

8.     The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:

       No share shall be transferred without either:

(a)           the consent of the directors expressed by resolution or by an instrument or instruments signed by a majority of the directors, which consent may be given either prior or subsequent to the time of transfer of such shares; or

(b)           the consent of the holders of more than 50% of the outstanding voting shares of the Corporation expressed by resolution or by an instrument or instruments signed by such holders, which consent may be given either prior or subsequent to the time of transfer of such shares.

9.     Other provisions, if any, are:

(a)           The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after the termination of that employment to be shareholders of the Corporation, is limited to not more than 50, 2 or more persons who are the joint registered owners of 1 or more shares being counted as 1 shareholder.

(b)           Any invitation to the public to subscribe for securities of the Corporation is prohibited.

(c)           The Corporation shall be entitled to a lien on a share registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Corporation.

(d)           The directors may, without authorization of the shareholders, hypothecate any property, moveable or immovable, present or future, which the Corporation may own.

10.    The names and addresses of the incorporators are

First name, initials and last name or corporate name	Full address for service or address of registered office or of principal place of business giving street & No. or R.R. No., municipality and postal code
David H. Stewart	Suite 3800, South Tower Royal Bank Plaza Toronto, Ontario, M5J 2J7

These articles are signed in duplicate.

Signatures of incorporators

/s/ David H. Stewart
David H. Stewart